                          PLATINUM ENTERTAINMENT, INC.

                              EMPLOYMENT AGREEMENT


     This Agreement ("AGREEMENT"), is made and entered into as of the 1st day of June, 1997 (the "EFFECTIVE DATE"), by and between Platinum Entertainment, Inc., a Delaware corporation (the "COMPANY"), and Douglas C. Laux (the "EXECUTIVE").

     WHEREAS, the Company wishes to employ Executive as an executive employee, and Executive wishes to be employed by the Company as an executive employee, all upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


1.   EMPLOYMENT OF EXECUTIVE:

     As of the Effective Date, the Company hereby engages and employs Executive in an executive capacity as the Company's Chief Financial Officer and Executive hereby accepts such employment and agrees to act as an employee of the Company in accordance with the terms of employment hereinafter specified ("EXECUTIVE EMPLOYMENT").


2.   TERM OF EXECUTIVE EMPLOYMENT:

     The period of Executive Employment shall begin on the Effective Date for a three year term (the "EMPLOYMENT PERIOD"); provided, however, unless the Company or the Executive shall notify the other of its intent not to extend the Employment Period at least six months prior to the end of the Employment Period (including any extensions of the initial term thereof), the Employment Period shall automatically be extended for one additional year.


3.   DUTIES:

     Executive shall be employed by Company as the Company's Chief Financial Officer. In such capacity, Executive shall have supervision and control over, and responsibility for, the finance and accounting management and operation of the Company, and shall have such other powers and duties as the Board of Directors of the Company may from time to time prescribe; provided that, such powers and duties are consistent with the Executive's then present duties and with his position as the Company's senior executive officer in charge of the financial management of the Company.

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     Nothing contained herein shall be construed so as to prohibit Executive from performing such other or additional duties or responsibilities, and exercising such other or additional authority in furtherance of the goals of the Company, as the Executive and the Board of Directors of the Company shall from time to time agree upon.

     Executive shall devote substantially all of his business time and attention to appropriately and efficiently discharge his duties and responsibilities as herein set forth. If Executive so discharges his duties he may engage in other business and civic activities, in addition to those relating to the Company's business, if such activities are not otherwise prohibited by the terms of this Agreement.

     During Executive's employment hereunder, Executive shall not be required to relocate his principal residence from his current location as a result of the Company moving its principal executive offices or the Executive's office to an address greater than twenty (20) miles away from the Company's principal executive offices (or the Executive's office) at the Effective Date and shall not be required to perform services which could make the continuance of Executive's principal residence in such location unreasonably difficult or inconvenient for Executive except to the extent that the performance of such services (and travel) is commensurate with Executive's duties specified hereunder.


4.   EXECUTIVE SALARY AND COMPENSATION:

     (a) BASE SALARY. During the Employment Period the Company shall pay or cause to be paid to Executive an initial base salary ("BASE SALARY") at an annual rate of $300,000 per year, payable to Executive on a periodic basis in accordance with the Company's then current executive salary payment practice; provided, however, that the installments may not be made less frequently than on a monthly basis. Such base salary shall be subject to review in accordance with the Company's normal practice for executive salary review from time to time in effect, and will not be reduced without the prior written consent of Executive.

     (b) INCENTIVE COMPENSATION. Executive shall be entitled during the Employment Period to participate in the bonus program established by the Compensation Committee of the Company's Board of Directors (the "BONUS PROGRAM"). Pursuant to the Bonus Program, the bonus payable to Executive in each fiscal year shall be equal to the sum of (i) a base bonus equal to 25% of base salary for such fiscal year (the "BASE BONUS"); provided, however, that the base bonus shall be payable only if the Company's revenues for such fiscal year are greater than or equal to 125% of revenues for the previous fiscal year and
(ii) an additional bonus (the "ADDITIONAL BONUS") equal to the product of (A) base salary for such fiscal year and (B) the amount obtained by dividing (x) the amount by which revenues for such fiscal year exceed revenues for the previous fiscal year by (y) revenues for the previous fiscal year; provided, however, that the additional bonus shall be payable only if (1) the Company achieves earnings before interest, taxes, depreciation and amortization ("EBITDA") in such fiscal year greater than or equal to the plan approved by the Board of Directors for such fiscal year and (2) the

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Company's earnings per share in such year are greater than or equal to those projected by the Company's primary outside analyst, as adjusted for material events occurring during such year. It is hereby acknowledged that as of the date of this agreement, EBITDA is internally projected to be $16.0 million for the fiscal year ending May 31, 1998 and earnings per share are projected at $0.80 per share (assuming a June 1, 1997 acquisition of the music business of K-tel International, Inc. (the "K-tel Acquisition")) and that such projections, for purposes of calculating the additional bonus, shall be adjusted by the Compensation Committee to reflect the actual closing date of the K-tel Acquisition. Notwithstanding anything to the contrary contained herein, Executive's total bonus in any fiscal year shall not exceed 100% of Executive's base salary for such year. If Executive's employment is terminated effective at any time other than the end of the Company's fiscal year, the final awards under the Bonus Program will be made by the Company's independent accountant or accounting firm based upon the most recent unaudited financial statements of the Company for the month end immediately prior to the effective date of termination.

     If Executive is entitled to receive severance payments pursuant to Section 7 of this Agreement, then for purposes of such Section, the amount of Bonus Program compensation and base salary which is payable on an annualized basis as severance shall be equal to the greatest annual amount paid under each of the Bonus Program and as base salary, respectively, to Executive during any 12 month period during the 36 month period preceding termination of Executive's employment with the Company.

     (c) WITHHOLDING OF CERTAIN TAXES. All compensation referred to in Sections 4(a) and 4(b) of this Agreement is stated in terms of gross amount, it being understood that the Company will be required to withhold from such gross amount deductions for federal, state and local income taxes (if any), F.I.C.A., unemployment compensation taxes and the like.

     (d) FRINGE BENEFITS. During the Employment Period, the Company shall provide, in addition to benefits available to company employees generally, the following fringe benefits to Executive: (i) MEDICAL AND DENTAL INSURANCE, the Company shall provide Executive and Executives's immediate family, including spouse and children, if any, at the Company's expense, with comprehensive medical and dental insurance coverage similar to that provided to other executive officers of the Company; (ii) LIFE INSURANCE, the Company shall provide Executive, at the Company's expense, a term policy or policies of life insurance insuring the life of Executive for the benefit of person(s) designated from time to time by Executive, and such life insurance policy or policies shall be in the amount of one million dollars ($1,000,000); (iii) DISABILITY INSURANCE, the Company shall provide Executive, at the Company's expense, with comprehensive short and long term disability insurance in an amount which the Company determines is reasonably commensurate with Executive's compensation contemplated hereunder, including, without limitation, Executive's base salary, Bonus Program compensation, fringe benefits and the like; (iv) CLUBS; PROFESSIONAL ORGANIZATIONS, the Company shall pay the annual dues and assessments for the Executive's membership in one club selected by Executive (whether social, professional, athletic, golf or otherwise) not in excess of $425 per month.

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5.   EXPENSES:

     The Company shall pay or reimburse Executive in accordance with the Company's policy for all expenses reasonably incurred by Executive during the period of Executive's employment, in connection with the performance of Executive's duties under this Agreement, including, without limitation, travel and entertainment expenses. As the Company may reasonably request, Executive shall provide to the Company documentation or supporting information relating to the expenses for which Executive seeks reimbursement.


6.   TERMINATION OF EXECUTIVE EMPLOYMENT BY THE COMPANY FOR GOOD CAUSE:

     Subject to its obligation under Section 7, the Company shall have the option to terminate Executive's employment with or without cause, for any reason whatsoever, including without limitation, Disability (as hereinafter defined) by providing written Notice of Termination (as defined below) to Executive and such termination shall be effective 10 days after the giving of said written notice.

     If Executive is terminated for Good Cause (as defined below), then Company shall pay to Executive all such compensation owing through the date of termination.

     For purposes of this Agreement, the termination of the Executive's employment hereunder shall be deemed to have been for Good Cause only if the termination of the Executive's employment shall have been the result of (a) an act or acts of dishonesty by Executive which the Board of Directors reasonably believes constitute a felony which result directly or indirectly in gain to or personal enrichment of the Executive at the Company's expense, (b) an act or acts by Executive which the Board of Directors reasonably believes constitute a felony and as a result of which the continued employment of Executive by the Company will have an adverse effect on the Company's business, or (c) the Executive willfully engaging in one or more acts, or willfully omitting to act, which is demonstrably and materially damaging to the Company or any of its subsidiaries.

     For purposes of this Agreement, Notice of Termination shall mean delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Company's Board of Directors at a meeting of the Board of Directors (after reasonable notice has been delivered to Executive and reasonable opportunity has been provided for Executive, together with Executive's counsel, to be heard before the Board of Directors prior to such vote).

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7.   TERMINATION OF EXECUTIVE EMPLOYMENT WITHOUT GOOD CAUSE, BY EXECUTIVE FOR
     GOOD REASON OR AS A RESULT OF DISABILITY:

     The Executive may terminate the Executive's employment by the Company for "Good Reason" (as defined below) at any time unless prior to giving his notice, Executive shall have received a Notice of Termination for Good Cause.


     If Executive (i) is terminated for any reason other than Good Cause, (ii) is terminated as a result of Executive's Disability, (iii) terminates his employment for Good Reason (as defined below), or (iv) is notified by the Company of its intent not to extend the Employment Period (as defined in Section 2, above), then the Company shall continue to pay to Executive, as severance compensation, all compensation payable including base salary, payments under the Bonus Program, fringe benefits and the like, (x) if the termination occurs pursuant to clause (i), (ii) or (iii) of this paragraph, for a period beginning on the date of Executive's termination and ending on the date which is the later of (A) the end of the Employment Period and (B) the first anniversary of the date of Executive's termination and (y) if the termination occurs pursuant to clause (iv) of this paragraph, for a period beginning on the date of Executive's termination and ending on the first anniversary of the end of the Employment Period (the "Severance Payout Period").

     In lieu of regular payments due under the preceding paragraph, Executive shall be entitled to receive, upon Executive's written election, a lump sum payment equal to the present value of the stream of monthly payments for the Severance Payout Period, in which each monthly payment is 1/12 of the greatest amount paid to Executive under the Bonus Program during any trailing 12 month period in the 36 months prior to Executive's election hereunder. Executive may also similarly elect to receive a lump sum payment equal to the present value of the base salary under Section 4(a) hereof for the balance of the severance compensation and an amount equal to the present value of the fringe benefits remaining to be paid for the balance of the Severance Payout Period based upon the Company's expenses for providing the fringe benefits pursuant to
Section 4(d) hereof during the Company's most recently completed fiscal year. For purposes of this computation, present value shall be calculated on the basis of the prime rate of interest announced by the Company's principal bank, or if it has no such bank, published in THE WALL STREET JOURNAL, on the date of Executive's election to receive the lump sum payments provided for herein.

     For purposes of this Agreement, "Good Reason" shall mean, so long as the Executive has not been guilty of the conduct giving rise to the right to terminate the Executive for Good Cause, (i) a breach by the Company of this Agreement in any material respect if such breach is not cured by the Company within thirty (30) days after notice setting forth in reasonable detail the facts and circumstances claimed to provide the basis of such noncompliance has been given by the Executive to the Company, (ii) the failure to elect the Executive to the office of Chief Financial Officer of the Company, the removal of the Executive from such position or the assignment to the Executive of any additional duties or responsibilities or a reduction in Executive's duties or responsibilities which, in either case, are inconsistent with those customarily associated with such

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position, except in connection with the termination of his employment on account of his death or disability or for Good Cause, (iii) a relocation by the Company of the Executive's place of employment as described in Section 3 hereof, (iv) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements set forth above (and for purposes of this Agreement no such purported termination shall be effective), or (v) the occurrence of a "change in control" of the Company. For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred on the first of any of the following dates:

          (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company other than in connection with the acquisition by the Company or its affiliates of a business, (B) any acquisition by the Company,
               (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below;

          (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

          (3) Consummation of a reorganization, merger or consolidation of the Company or any direct or indirect subsidiary of the Company or sale or

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               other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (which shall include for these purposes, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and any Person beneficially owning, immediately prior to such Business Combination, directly or indirectly, 20% or more of the Outstanding Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (4) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company other than to a corporation which would satisfy the requirements of clauses (A),
               (B) and (C) of Subsection (3) above, assuming for this purpose that such liquidation or dissolution was a Business Combination.

8.   DEATH OR DISABILITY OF THE EXECUTIVE:

     Executive's employment shall automatically terminate upon the death of the Executive and, at the option of the Company as determined by the Board of Directors, upon the Disability (as hereinafter defined) of Executive. "Disability," as used herein, shall be deemed to have occurred whenever the Board determines that in its judgment Executive has suffered physical or mental illness, injury or infirmity of such a nature, degree or effect as to render Executive, for a significant period of time, substantially unable to perform his duties as delineated in paragraph 3 hereof.


9.   GROSS UP FOR PARACHUTE PAYMENTS:

     If any payments or benefits received by the Executive upon his termination of employment pursuant to this Agreement or any Company compensation plans (including, by way of example but not limitation, any stock, stock option or restricted stock plans or grants) (the "PAYMENTS") will be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "IRC") (the "EXCISE TAX") (or any similar tax that may hereafter be imposed by the IRC), the Company shall pay to the Executive an additional amount (the "GROSS-UP PAYMENT"), such that the net amount received by him, after deduction of any Excise Tax on the Payments and any federal income tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Payments.
For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the IRC, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Company's independent auditors (the "ACCOUNTING FIRM"), such Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the IRC in excess of the base amount within the meaning of Section 280G(b)(3) of the IRC, allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax,
(B) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Payments or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (A), above), and (C) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the IRC. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made. A Gross-Up Payment shall be made not later than the fifth day, or as soon thereafter as the Company deems practicable, following the date the Executive becomes subject to payment of the Excise Tax. In the event that the Excise Tax is determined to exceed the amount determined by the Accounting Firm, the Company shall make an additional Gross-up Payment in respect of the additional amount (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     In the event that the Excise Tax is determined to be less than the amount determined by the Accounting Firm, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally refunded to or otherwise realized as a benefit by

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Executive, the portion of the Gross-up Payment that would not have been paid, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

     The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that would require payment by the Company of the Gross-Up Payment. If the Company elects to contest such claim, the Executive shall:

               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action to contest such claim as the Company (or its counsel) shall reasonably request, and

              (iii) cooperate with the Company in good faith in order to effectively contest such claim.

The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest, and the Executive agrees to prosecute such contest to a determination as the Company shall determine; provided, however, the Company shall advance the amount of any payment pending the contest to the Executive and shall indemnify the Executive with respect to any taxes (including penalties and interest, if any) which may be imposed in connection with the advance of such funds.


10.  MITIGATION OF AMOUNTS PAYABLE UNDER SECTION 7:

     The Executive shall not be required to mitigate the amount of any payment provided for pursuant to Section 7 of this Agreement by seeking other employment or otherwise, and, further, any payment or benefit to be provided to Executive pursuant to this Agreement shall not be reduced by any compensation or other amount earned or collected by Executive at any time before or after the termination of Executive Employment hereunder.


11.  MISCELLANEOUS:

     (a) NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person to the following addresses:

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

               (i)  if to the Company, to:

                    Platinum Entertainment, Inc.
                    2001 Butterfield Road, Suite 1400
                    Downers Grove, IL  60515

                    with a copy to:

                    Katten Muchin & Zavis
                    525 West Monroe Street
                    Suite 1600
                    Chicago, Illinois 60661-3693
                    Attention:     Matthew S. Brown, Esq.

               (ii) if to Executive to:

                    Douglas C. Laux
                    c/o Platinum Entertainment, Inc.
                    2001 Butterfield Road, Suite 1400
                    Downers Grove, IL  60515

Any party may change its address for notice hereunder by notice to the other party hereto.

     (b) GOVERNING LAW. The parties agree that this Agreement shall be construed and governed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within such state.

     (c) BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. Any Successor will automatically succeed to the obligations of the Company under this Agreement, including the obligations set forth in Section 7 of this Agreement; provided that, the Company shall remain liable under this Agreement in such event.

     (d) COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (e) ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto with respect to the matters set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties, written or oral, relating to the subject matter of this Agreement. This Agreement, may be amended, superseded, cancelled, renewed, or extended and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

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

     (f) WAIVERS. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     (g) HEADINGS. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation or construction of the provisions hereof.

     (h) ARBITRATION. Except for any claim or dispute which gives rise or could give rise to equitable relief under this Agreement, at the request of the Executive any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with such rules and before such arbitrator as the parties shall agree and if they fail to so agree within 15 days after demand for arbitration, such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (hereinafter referred to as "AAA RULES"). Such arbitration shall be conducted in Chicago, Illinois, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules in effect on the date hereof and the arbitrators shall be empowered to order any remedy which is appropriate to the proceedings and issues presented to them. The chairman of the arbitral tribunal shall be appointed by the American Arbitration Association from among the three arbitrators so selected. Any party to a decision rendered in such arbitration proceedings may seek an order enforcing the same by any court having jurisdiction.

     (i) NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.

     (j) LEGAL EXPENSES. The Executive shall be entitled to recover any expenses for attorney's fees and disbursements incurred by him in connection with enforcing his rights under this Agreement.

     IN WITNESS WHEREOF, the Company and Executive have signed this Agreement as of the day and year written above.

                              PLATINUM ENTERTAINMENT, INC.


                              By: /s/ Steven Devick
                                 ---------------------------------------------
                                   Its: CEO
                                       ---------------------------------------


                              /s/ Douglas C. Laux
                              ------------------------------------------------
                              Douglas C. Laux

                                      -12-